AGREEMENT AND PLAN OF MERGER






                                  BY AND AMONG
                          GST TELECOMMUNICATIONS, INC.
                              GST MERGER SUB, INC.
                            ICON COMMUNICATIONS CORP.





                                 April 14, 1998

                                TABLE OF CONTENTS

                                                                           Page

                                    ARTICLE I

                               TERMS OF THE MERGER............................1
1.1  Merger  .................................................................1
1.2  Time and Place of Closing................................................1
1.3  Effective Time...........................................................2
1.4  Articles of Incorporation................................................2
1.5  Bylaws  .................................................................2
1.6  Directors and Officers...................................................2
1.7  Treatment of Shares......................................................2

                          ARTICLE II

                       PAYMENT FOR SHARES.....................................3
2.1  Exchange Procedures......................................................3
2.2  Rights of Former Shareholders of ICON....................................4

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ICON......................4
3.1  Corporate Organization; Requisite Authority to
     Conduct Business; Articles of Incorporation and
     By-Laws..................................................................4
3.2  Capitalization and Shareholdings.........................................5
3.3  Subsidiaries, Etc........................................................6
3.4  Authority Relative to and Validity of
     Agreements...............................................................6
3.5  Required Filings and Consents; No Conflict...............................7
3.6  Financial Statements.....................................................7
3.7  Absence of Certain Changes and Events....................................7
3.8  Taxes and Tax Returns....................................................9
3.9  Employee Benefit Plans..................................................10
3.10 Labor Matters...........................................................12
3.11 Properties..............................................................13
3.12 Trademarks, Patents and Copyrights......................................14
3.13 Legal Proceedings, Claims, Investigations, Etc..........................15
3.14 Licenses, Permits, Etc..................................................15
3.15 Insurance...............................................................16
3.16 Material Contracts......................................................16
3.17 Broker..................................................................17
3.18 Compliance with Laws; Environmental Matters.............................17
3.19 Illegal Payments........................................................18
3.20 Banks; Safe Deposit Boxes...............................................18
3.21 Complete Disclosure.....................................................18

                                                                            PAGE

                          ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF GST AND GST SUB.............18
4.1  Corporate Organization; Certificate of
     Incorporation and By-Laws...............................................18
4.2  Authority Relative to and Validity of
     Agreements..............................................................18
4.3  Required Filing and Consents; No Conflicts..............................19
4.4  Legal Proceedings, Claims, Etc..........................................20
4.5  Broker..................................................................20

                                    ARTICLE V

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF ICON...............20
5.1  Representations and Warranties True.....................................20
5.2  Performance of Covenants................................................20
5.3  No Proceedings..........................................................21
5.4  Agreements..............................................................21
5.5  Consents and Approvals..................................................21
5.6  Opinion of Counsel to the GST Companies.................................21

                                   ARTICLE VI

          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE GST COMPANIES...........21
6.1  Representation and Warranties True......................................21
6.2  Performance of Covenants................................................22
6.3  No Proceedings..........................................................22
6.4  Agreements..............................................................22
6.5  Consents and Approvals..................................................22
6.6  Opinion of ICON's Counsel...............................................22
6.7  Material Changes........................................................22
6.8  Achievement of Minimum EBITDA...........................................22
6.9  Customer List...........................................................22
6.10 Corporate Records.......................................................22
6.11 Approval by Shareholders................................................23
6.12 Appraisal Rights........................................................23
6.13 Resignations............................................................23
6.14 Letters of Transmittal..................................................23
6.15 Repayment of Loan.......................................................23

                                   ARTICLE VII

                                 INDEMNIFICATION.............................23
7.1  Survival of Representations, Warranties and
     Agreements..............................................................23
7.2  Indemnification.........................................................23
7.3  Limitations on Indemnification..........................................25
7.4  Disposition of Escrow Amount............................................26
7.5  Procedure for Indemnification with Respect to
     Third-Party Claims......................................................26

                                                                            PAGE

7.6  Procedure For Indemnification with Respect to
     Non-Third-Party Claims..................................................27

                                  ARTICLE VIII

                                    COVENANTS................................27
8.1  Covenants of ICON Regarding Conduct of Business
     Operations Pending the Closing..........................................27
8.2  No Other Negotiations...................................................29
8.3  Regulatory Approvals....................................................29
8.4  Employment Matters......................................................30
8.5  Additional Covenants of ICON and the GST
     Companies...............................................................30

                                   ARTICLE IX

                                  TERMINATION................................32
9.1  Termination by Any Party Hereto.........................................32

                                    ARTICLE X

                                 MISCELLANEOUS...............................32
10.1 Expenses................................................................32
10.2 Notices.................................................................32
10.3 Entire Agreement........................................................33
10.4 Binding Effect, Benefits, Assignments...................................33
10.5 Applicable Law..........................................................33
10.6 Consent to Jurisdiction.................................................33
10.7 Headings................................................................33
10.8 Counterparts............................................................34
10.9 Waiver; Consent.........................................................34
10.10 No Third Party Beneficiaries...........................................34
10.11 Gender.................................................................34
10.12 Access to Records......................................................34
10.13 Knowledge..............................................................34

                              INDEX OF DEFINITIONS

TERM                                                                     SECTION
----                                                                     -------

Additional Documents.........................................................7.1
Affiliate....................................................................7.2
Agreement................................................Introductory Paragraphs
Articles of Merger...........................................................1.3
Audited Financial Statements.................................................3.6
Business.....................................................................3.1
Buyer Documents..............................................................4.2
Closing......................................................................1.2
Closing Date.................................................................1.2
COBRA.....................................................................3.9(f)
Code.....................................................Introductory Paragraphs
Cole Employment Agreement....................................................3.4
Contest Notice...............................................................7.6
Crowe Employment Agreement...................................................3.4
Damages...................................................................7.2(a)
DGCL.........................................................................1.1
Effective Time...............................................................1.3
Employee Benefit Plans....................................................3.9(a)
ERISA.....................................................................3.9(a)
Escrow Agent..............................................................1.7(c)
Escrow Agreement..........................................................1.7(c)
Escrowed Consideration....................................................1.7(c)
Exchange Agent...............................................................2.1
GAAP.........................................................................3.6
Governmental Authority.......................................................3.4
GST......................................................Introductory Paragraphs
GST Companies............................................Introductory Paragraphs
GST Parties...............................................................7.2(a)
GST Sub..................................................Introductory Paragraphs
ICON.....................................................Introductory Paragraphs
ICON Documents...............................................................3.4
ICON Rights..............................................................3.12(a)
ICON Stock................................................................1.7(b)
Indemnifiable Claim(s)....................................................7.2(a)
Indemnification Agreement....................................................3.4
Indemnification Notice.......................................................7.5
Indemnified Party.........................................................7.3(c)
Indemnifying Party........................................................7.3(c)
Liabilities..................................................................3.7
Liens.....................................................................3.2(a)
Material Adverse Effect......................................................3.1
Merger.......................................................................1.1
Merger Consideration......................................................1.7(c)
Non-Third Party Claim Indemnification Notice.................................7.6
Permits.....................................................................3.14
Restrictive Covenant Agreements..............................................3.4
Service...................................................................3.8(b)
Shareholders..............................................................1.7(c)
Shareholders' Agent..........................................................7.4
Surviving Corporation........................................................1.1
Taxes.....................................................................3.8(a)
Tax Return................................................................3.8(a)

Termination Date.............................................................8.2
WBCA.........................................................................1.1

                                INDEX TO EXHIBITS
                                -----------------


EXHIBIT

A.......................................................Form of Escrow Agreement
B..................................................Form of Letter of Transmittal
C.....................Form of Restrictive Covenant and Confidentiality Agreement
D..............................................Form of Indemnification Agreement
E....................................Form of Leslie N. Cole Employment Agreement
F......................................Form of Donald Crowe Employment Agreement
G..........................................Opinion of Counsel to GST and GST Sub
H.....................................................Opinion of Counsel to ICON

                             INDEX TO SCHEDULES*
                             ------------------


SCHEDULES

3.1.......................................................Foreign Qualifications
3.2...........................Capitalization; Allocation of Merger Consideration
3.5................................................Required Filings and Consents
3.6....................................................ICON Financial Statements
3.7...................................................Certain Changes and Events
3.9.......................................................Employee Benefit Plans
3.10...............................................................Labor Matters
3.11..................................................................Properties
3.12.................................................................ICON Rights
3.14.....................................................................Permits
3.15...................................................................Insurance
3.16..........................................................Material Contracts
3.20...................................................Banks; Safe Deposit Boxes
4.3................................................Required Filings and Consents


--------------
* In accordance with Item 601 of Regulation S-K, the Registrant has not filed the schedules to this Agreement with the Securities and Exchange Commission. The Registrant undertakes to supplementally provide a copy of such schedules to the Securities and Exchange Commission upon request.

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated this 14th day of April, 1998, by and among GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), GST Merger Sub, Inc., a Delaware corporation ("GST Sub"), and ICON Communications Corp., a Washington corporation ("ICON"). GST and GST Sub are collectively referred to herein as the "GST Companies."

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of the GST Companies and ICON are of the opinion that the transactions described herein are in the best interests of the parties hereto and their respective stockholders; and

                  WHEREAS, the transactions described herein have been approved by GST, the sole stockholder of GST Sub; and

                  WHEREAS, the parties hereto intend that the transactions described herein qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, each of GST, GST Sub and ICON hereby agrees as follows:

                                    ARTICLE I

                               TERMS OF THE MERGER

                  Section 1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), GST Sub shall be merged with and into ICON, in accordance with the provisions of the Washington Business Corporation Act (the "WBCA") and the General Corporation Law of the State of Delaware (the "DGCL") and with the effect provided in the WBCA and the DGCL (the "Merger"). ICON shall be the surviving corporation of the Merger (the "Surviving Corporation"), and it shall be a wholly-owned subsidiary of GST and shall continue to be governed by the laws of the State of Washington. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of each of the GST Companies and ICON.

                  Section 1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place on the date that the Effective Time occurs or at such other time as the parties, acting through their authorized officers, may mutually agree (the date on which such closing occurs being hereinafter referred to as the "Closing Date"). The Closing shall be held at the office of the GST Companies, 4001 Main Street, Vancouver, Washington 98663 or at such other place or in such other manner as the parties, acting through their authorized officers, may mutually agree.

                  Section 1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger (the "Articles of Merger") shall become effective with the Secretary of State of the State of Washington (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by authorized officers of each party, the parties shall use their reasonable efforts to cause the Effective Time to occur three business days following the date upon which the last of the conditions set forth in Articles V and VI of this Agreement is satisfied or waived.

                  Section 1.4 ARTICLES OF INCORPORATION. The Articles of Incorporation of ICON in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

                  Section 1.5 BYLAWS. The Bylaws of ICON in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

                  Section 1.6 DIRECTORS AND OFFICERS. Subject to Section 6.13 hereof, the directors and officers of ICON in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the respective directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                  Section 1.7 TREATMENT OF SHARES. Subject to the provisions of this Section 1.7 and Sections 2.1 and 2.2 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of ICON, the GST Companies or the stockholders of any of the foregoing, the shares of the constituent corporations to the Merger shall be converted as follows:

                  (a) Each outstanding share of capital stock of GST issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) All of the shares of Common Stock, $.01 par value per share, of GST Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted in the aggregate into 100 shares of Common Stock, without par value, of ICON (the "ICON Stock").

                  (c) All of the shares of ICON Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted, in the aggregate, into the right to receive the sum of U.S. $23,800,000 (the "Merger Consideration"), payable as hereinafter provided. The Merger Consideration shall be allocated among each of the shareholders of ICON (the "Shareholders") in accordance with each Shareholder's proportionate share of the total number of outstanding shares of ICON Stock at the Effective Time. The Merger Consideration to be delivered on the Closing Date to the Exchange Agent (as hereinafter defined) shall be reduced by:

                       (i) 8% of the amount thereof (the "Escrowed Consideration") in connection with the indemnification by ICON set forth in
Section 7.2 hereof (such reduction to be allocated among all of the Shareholders in proportion to the number of shares of ICON Stock owned by each Shareholder at the Effective Time), which shall be deposited with Tousley Brain, PLLC, as the Escrow Agent (the "Escrow Agent"), to be held and applied pursuant to the terms and conditions of the Escrow Agreement to be entered into by and among GST, GST Sub and the Shareholders' Agent (as hereinafter defined), a copy of which is attached hereto as Exhibit A (the "Escrow Agreement");

                       (ii) $99,998.00 to pay the Shareholders' Closing costs, which amount shall be deposited into a segregated account maintained by ICON, provided that any moneys remaining in such account on September 1, 1998 shall be deposited with the Escrow Agent for investment and distribution pursuant to the terms of the Escrow Agreement; and

                       (iii)   $2,123,900.00   to  fund  the  Call   Option  (as
hereinafter defined), which amount shall be deposited into a segregated account maintained by ICON.

                                   ARTICLE II

                               PAYMENT FOR SHARES

                  Section 2.1 EXCHANGE PROCEDURES. Prior to the date hereof, ICON has mailed to all of the Shareholders letters of transmittal in the form of Exhibit B hereto (the "Letters of Transmittal"), which ICON shall cause to be delivered to Montreal Trust Company of Canada (the "Exchange Agent"). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties hereunder. After the Effective Time, each holder of shares of ICON Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall upon surrender thereof and the occurrence of the Effective Time, be entitled to receive in exchange therefor, subject to Section 1.7(c) hereof, such holder's proportionate share of the Merger

Consideration. GST shall not be obligated to deliver the proportion of the Merger Consideration to which any former holder of ICON Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of ICON Stock for exchange as provided in this Section 2.1. The certificate or certificates of ICON Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the GST Companies nor the Exchange Agent shall be liable to a holder of ICON Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law. Execution and delivery by the Shareholders to the Exchange Agent of the Letters of Transmittal and their certificates for shares of ICON Stock shall constitute ratification of the appointment of the Exchange Agent.

                  Section 2.2 RIGHTS OF FORMER SHAREHOLDERS OF ICON. At the Effective Time, the stock transfer book of ICON shall be closed as to holders of ICON Stock immediately prior to the Effective Time and no transfer of ICON Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1 of this Agreement, each certificate theretofore representing shares of ICON Stock shall from and after the Effective Time represent for all purposes only the right to receive the proportion of the Merger Consideration to which the holder thereof shall be entitled, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that have been declared or made by ICON in respect of such shares of ICON Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ICON

                  ICON hereby represents and warrants to the GST Companies as follows:

                  Section 3.1 CORPORATE ORGANIZATION; REQUISITE AUTHORITY TO CONDUCT BUSINESS; ARTICLES OF INCORPORATION AND BY- LAWS. ICON is a corporation duly organized and validly existing under the laws of the State of Washington. ICON has provided the GST Companies with true and complete copies of its Articles of Incorporation (certified by the secretary of State of the state of Washington and By-laws (certified by the Secretary of ICON) as in effect on the date hereof. The minute books of ICON heretofore made available for inspection and copying by the GST Companies and its representatives contain true and complete records of all meetings and consents in lieu of meeting of ICON's Board of Directors and of the Shareholders since the incorporation of ICON, which accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meeting. ICON has all corporate power and authority to own, operate and lease its properties and to carry on its business as the same is now being conducted (the "Business"). ICON is duly qualified or licensed to do business and is in good standing as a foreign corporation in those jurisdictions listed on Schedule 3.1 hereto, which are all of the jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires it to be so qualified or licensed, other than such jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect upon the business, operations (as now conducted or as presently proposed to be conducted), assets, properties, prospects, rights or condition (financial or otherwise), of ICON (a "Material Adverse Effect").

                  Section 3.2 CAPITALIZATION AND SHAREHOLDINGS.

                  (a) The authorized capital stock of ICON consists of 5,000,000 shares of ICON Stock, of which 3,010,842 are issued and outstanding on the date hereof, and are owned of record and beneficially as set forth on Schedule 3.2 hereto. Schedule 3.2 hereto also sets forth the proportion of the Merger
Consideration to be received by each Shareholder (such proportion also representing the proportion of the Escrowed Consideration to be withheld from each Shareholder). There are no other shares of capital stock authorized, issued or outstanding, nor are there any shares of capital stock held in treasury. The Shareholders own all of the ICON Stock free and clear of all liens, claims, charges, encumbrances and security interests of any kind or character whatsoever (collectively, "Liens"). The Shareholders have full right, power, legal capacity and authority to transfer and deliver the ICON Stock in the Merger and none of the Shareholders or ICON is a party to or bound by any agreements, arrangements or understandings restricting in any manner the sale or transfer of any shares of ICON Stock. The capital stock of ICON is duly authorized and all issued capital stock has been duly and validly issued and is fully paid and non-assessable and free of preemptive rights. Except as set forth on Schedule 3.2, there is not outstanding, and none of the Shareholders or ICON is bound by or subject to, any subscription, option, warrant, call, right, contract, commitment, agreement, understanding or arrangement to issue any additional shares of capital stock of ICON, including any right of conversion or exchange under any outstanding security or other instrument, and no shares of ICON Stock are reserved for issuance for any purpose.

                  (b) ICON has properly exercised in its entirety the Call Option (as defined in that certain Investors' Rights Agreement dated as of March 26, 1997, by and among ICON and the investors named therein).

                  Section 3.3 SUBSIDIARIES, ETC. ICON does not own (directly or indirectly) any equity interest in any corporation, partnership, limited liability company, joint venture, association or other entity.

                  Section 3.4 AUTHORITY  RELATIVE TO AND VALIDITY OF AGREEMENTS.
ICON and each of the Shareholders, to the extent a party thereto, has full power and authority, corporate and otherwise, to execute and deliver this Agreement, the Escrow Agreement, the Restrictive Covenant and Confidentiality Agreements among GST, GST Sub and certain of the Shareholders to be dated the Closing Date and in the form of Exhibit C hereto (the "Restrictive Covenant Agreements"), the Indemnification Agreement among GST, GST Sub and certain of the Shareholders to be dated the Closing Date and in the form of Exhibit D hereto (the "Indemnification Agreement"), the Employment Agreement between Leslie N. Cole and ICON to be dated the Closing Date and in the form of Exhibit E hereto (the "Cole Employment Agreement") and the Employment Agreement between Donald Crowe and ICON to be dated the Closing Date and in the form of Exhibit F hereto (the "Crowe Employment Agreement" and together with this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements, the Indemnification Agreement and the Cole Employment Agreement, the "ICON Documents") to which it is party and to assume and perform all of their respective obligations hereunder and thereunder. The execution and delivery of the ICON Documents and the performance by ICON and the Shareholders of their respective obligations hereunder and thereunder have been duly authorized by ICON's Board of Directors and no further action or authorization on the part of or with respect to ICON including, without limitation, any action or authorization by the Shareholders, is necessary to authorize the execution and delivery by them of, and the performance of their obligations under, the ICON Documents. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of ICON and each of the Shareholders to execute and deliver the ICON Documents to which they are party and to consummate the transactions contemplated hereunder and thereunder and no action, waiver or consent by any foreign, federal, state, municipal or other governmental department, commission or agency (a "Governmental Authority") is necessary to make the ICON Documents valid and binding upon ICON and the Shareholders parties thereto in accordance with their respective terms. At Closing, the ICON Documents shall have been duly executed and delivered by ICON and the Shareholders parties thereto and constitute the legal, valid and binding obligations of ICON and the Shareholders, enforceable against ICON and the Shareholders in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

                  Section 3.5 REQUIRED FILINGS AND CONSENTS; NO CONFLICT. Except as set forth on Schedule 3.5 hereto, neither ICON nor any of the Shareholders are required to submit any notice, report or other filing to or with any Governmental Authority in connection with the execution, delivery or performance of the ICON Documents. The execution, delivery and performance of the ICON Documents by ICON and the Shareholders parties thereto and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or violate any law, regulation, judgment, order or decree binding upon ICON or the Shareholders, (b) conflict with or violate any provision of the Articles of Incorporation or By-laws of ICON or (c) conflict with or result in a breach of any condition or provision of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation or imposition of any Lien upon any properties or assets of ICON or the Shareholders, including the shares of ICON Stock, pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, loan agreement, mortgage, deed of trust, lease, contract, license, franchise or other agreement or instrument to which ICON or the Shareholders are a party or which is or purports to be binding upon ICON or the Shareholders or by which any of their respective properties are bound. The execution, delivery and performance of the ICON Documents by ICON and the Shareholders parties thereto and the consummation of the transactions contemplated thereby will not result in the loss of any license, franchise, legal privilege or permit possessed by ICON or give a right of termination to any party to any agreement or other instrument to which ICON is a party or by which any of its properties are bound.

                  Section 3.6 FINANCIAL STATEMENTS.  Attached hereto as Schedule
3.6 are (a) balance sheets of ICON at December 31, 1995, 1996 and 1997 and related statements of income and retained earnings and changes in cash flows for the years then ended (collectively the "Audited Financial Statements"), all of which have been certified by Arthur Andersen LLP as having been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, and (b) a balance sheet of ICON at February 28, 1998 (the "Interim Balance Sheet"), certified by the President of ICON as having been prepared in accordance with GAAP consistently applied. The Audited Financial Statements and the Interim Balance Sheet (i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of ICON, and (iii) fairly, completely and accurately present the financial position of ICON at the dates specified and the results of its operations for the periods covered.

                  Section 3.7 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1997, except as set forth on Schedule 3.7 hereto, there has not been with respect to ICON:

                       (i) any Material Adverse Effect;

                       (ii) any strike, picketing, work slowdown or labor disturbance;

                       (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any material assets or properties;

                       (iv) any redemption or other acquisition by it of ICON Stock or any declaration or payment of any dividend or other distribution in cash, stock or property with respect thereto other than cash distributions to the Shareholders in an amount (not to exceed $150,000) equal to taxable income of the Shareholders based on earnings of ICON during the period beginning January 1, 1998 to the Closing Date multiplied by the highest maximum Federal income tax rate applicable to each such Shareholder, all as accurately reflected on Schedule 3.7 hereto;

                       (v) any entry into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement;

                       (vi) any transfer of, or rights granted under, any material leases or ICON Right (as hereinafter defined) other than those transferred or granted in the ordinary course of business and consistent with past practice;

                       (vii) any Lien on any assets or properties except in the ordinary course of business; any payment of any debts, liabilities or obligations (the "Liabilities") of any kind other than Liabilities currently due; any cancellation of any debts or claims or forgiveness of amounts owed to ICON;

                       (viii) any change in accounting principles or methods (except insofar as may have been required by a change in GAAP); or

                       (ix) other than in the usual and ordinary course of business, any increase in amounts payable by ICON to or for the benefit of or committed to be paid by ICON to or for the benefit of any officer, director, Shareholder, consultant, agent or employee of ICON, in any capacity, or in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan with respect to any such person, except for (A) severance payments to employees of ICON who are parties to agreements with ICON in existence at or prior to the date hereof and which agreements require such payments to be made, which payments shall aggregate no greater than $900,000 and (B) such reasonable employee bonuses which the Board of Directors of ICON shall, in its reasonable judgment, elect to pay, in the case of (A) and (B) as set forth on Schedule 3.7 hereto showing the use and allocation of such funds.

Since December 31, 1997, ICON has conducted its business only in the ordinary course and in a manner consistent with past practice and has not made any material change in the conduct of its business or operations. Without limiting the generality of the foregoing, since December 31, 1997, ICON has not made any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice and the terms of such Plans) under any Employee Benefit Plan (as hereinafter defined) or to any employee, independent contractor or consultant, entered into any new Employee Benefit Plan or any new consulting agreement, granted or established any awards under any such Employee Benefit Plan or agreement, in any such case providing for payments of more than $5,000 or adopted or otherwise amended any of the foregoing.

                  Section 3.8 TAXES AND TAX RETURNS.

                  (a) For purposes of this Agreement (i) the term "Taxes" shall mean all taxes, charges, fees, levies, customs, duties or other assessments including, without limitation, income, gross receipts, excise, property, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax; and (ii) the term "Tax Return" shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes.

                  (b) ICON has (i) duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to it, or such Tax Returns are properly on extension, and all such duly filed Tax Returns are true, correct and complete in all material respects, and (ii) ICON has paid in full or made adequate provisions for on the Interim Balance Sheet (in accordance with GAAP) all Taxes shown to be due on such Tax Returns. There are no Liens for Taxes upon the assets of ICON except for statutory Liens for current Taxes not yet due and payable or that may thereafter be paid without penalty or are being contested in good faith. ICON has not received any notice of audit, is not undergoing any audit of its Tax Returns, and has not received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of ICON which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by ICON with respect to any Tax Returns that relate to ICON. ICON has not filed a request with the Internal Revenue Service (the "Service") for changes in accounting methods within the last two years, which change would affect the accounting for tax purposes, directly or indirectly, of ICON.

                  Section 3.9 EMPLOYEE BENEFIT PLANS.

                  (a) Listed on Schedule 3.9 is a true, accurate and complete list of all pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (whether or not any such employee benefit plans are otherwise exempt from the provisions of ERISA, whether or not legally binding), adopted, established, maintained or contributed to by ICON or under which it would otherwise be a party or have liability and under which employees or former employees (whether or not retired employees) of ICON (or their beneficiaries) are eligible to participate or derive a benefit (collectively, the "Employee Benefit Plans"). There shall be included within the meaning of ICON, solely for this purpose and for the purpose of the representations in this
Section 3.9, all "affiliates," whether or not incorporated, within the meaning of Section 407(d)(7) of ERISA.

                  (b) Full payment has been made of all amounts that ICON is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to or benefits under any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. ICON has made adequate provisions in accordance with GAAP for liabilities to meet current contributions or benefit payments.

                  (c) Except as provided in Schedule 3.9, a favorable determination letter has been issued by the Service with respect to the qualified status of each of the Employee Benefit Plans intended or required to be qualified under Section 401(a) of the Code, and with respect to the tax exempt status under Section 501(a) of the Code of (i) any trust through which such Employee Benefit Plans are funded and (ii) any trust or other entity established with respect to an Employee Benefit Plan and intended to be qualified as a tax exempt organization under Section 501(c) of the Code. Since the date of the most recent determination letter, each such qualified Employee Benefit Plan has been, or can be (within 120 days of the Closing Date), filed with the Service within the time required to preserve the rights of ICON to adopt such amendment as may be required by the Service in order to issue a favorable determination letter with respect to each such Plan's continued tax-qualified and/or exempt status. No act or omission has occurred since the date of the last favorable determination letter issued with respect to an Employee Benefit Plan that resulted or is likely to result in the revocation of the Plan's tax-qualified or exempt status.

                  (d) ICON has performed all material obligations required to be performed by it under the Employee Benefit Plans. ICON has not engaged in any transaction with respect to the Employee Benefit Plans that would subject it or the GST Companies to a tax, penalty or liability for a prohibited transaction under Sections 406, 407 or 502(i) of ERISA or Section 4975 of the Code, nor have its directors, officers, employees or agents, to the extent they or any of them are fiduciaries under Title I of ERISA. ICON and any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including, without limitation, material compliance with all reporting and disclosure requirements of Part 1 of Title 1 of ERISA and of the Code in a timely and accurate manner, and no penalties have been or can reasonably be expected to be imposed, nor is ICON or any administrator liable for any penalties imposed, under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts. ICON is not delinquent in the payment of any federal, state or local taxes with respect to the Employee Benefit Plans. There is no pending litigation, arbitration, or disputed claim, settlement adjudication or proceeding with respect to the Employee Benefit Plans, and neither ICON nor any administrator knows of any threatened litigation, arbitration or disputed claim, adjudication proceeding, or any governmental or other proceeding, or investigation with respect to the Employee Benefit Plans or with respect to any fiduciary or administrator thereof (in their capacities as such), or any party-in-interest thereto (with respect to their relationship as such). There is no multiemployer plan to which ICON has been a party or has been required to make any contributions at any time during the last 10 years. Except as provided in Schedule 3.9, since January 1, 1992, ICON has not terminated any Employee Benefit Plan.

                  (e) ICON has delivered or caused to be delivered to the GST Companies, true and complete copies of (i) all Employee Benefit Plans and any related trust agreements, custodial agreements, investment management agreements, insurance contracts or policies, and administrative service contracts, all as in effect, together with all amendments thereto which will become effective at a later date; (ii) the latest Summary Plan Description and any modifications thereto for each Employee Benefit Plan requiring same under ERISA; (iii) the latest Service determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code;
(iv) the Summary Annual Report for the current and prior fiscal years for each Employee Benefit Plan requiring same under ERISA; (v) each Form 5500 and/or Form 990 series filing (including required schedules and financial statements) for the current and prior fiscal years for each Employee Benefit Plan required to file such form; and (vi) the most recent actuarial evaluation, analysis or other report issued with respect to any Employee Benefit Plan. From the date of the most recent actuarial evaluation to the Closing Date, for each defined benefit plan, there has been no increase in the unfunded actuarial liability under any such defined benefit plan, assuming the years of the same actuarial assumptions as used in the most recent applicable actuarial evaluation. Neither ICON nor any officer, employee representative or agent thereof, has made any written or oral representations or statements to any current or former employees, dependents, participants or beneficiaries or other persons that are inconsistent in any material manner with the provisions of these documents.

                  (f) With respect to any of ICON's employee welfare plans (as defined in Section 3(1) of ERISA and including those Employee Benefits Plans that qualify as such) that are "group health plans" under Section 162(k) or
Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), there has been timely compliance in all material respects with all requirements imposed thereunder, as and when applicable to such plans, so that ICON has no (and will not incur any) material loss, assessment, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any failure to comply with any COBRA benefit continuation requirement, that is capable of being assessed or asserted directly or indirectly against or against the GST Companies or any of them, with respect to any such plan.

                  Section 3.10 LABOR MATTERS. None of ICON's employees is represented by any labor union, association or other organization. ICON has not received any notice from any labor union, association or other organization that it represents or intends to represent ICON's employees. ICON has complied in all material respects with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours. ICON has not received any notice of and there is no complaint alleging unfair labor practices against ICON pending, or to the knowledge of ICON, threatened before the National Labor Relations Board or any other charges or complaints pending, or to the knowledge of ICON, threatened before the Equal Employment Opportunity Commission, any state or local Human Rights Commission or any other state or local agency in respect of labor or employment matters. Except as set forth on
Schedule 3.10, no labor strike, material dispute, slowdown or stoppage has occurred with respect to ICON's employees and there is no labor strike, material dispute, slowdown or stoppage pending or threatened with respect to ICON's employees. Schedule 3.10 sets forth all pending grievances or arbitration proceedings against ICON with respect to the operation of the Business.

                  Section 3.11 PROPERTIES.

                  (a) ICON has good and marketable title, or valid leasehold rights (in the case of leased property), to all real property and all personal property purported to be owned or leased by it or used in the operation of the Business, free and clear of all encumbrances, excluding (i) Liens for taxes, fees, levies, imposts, duties or governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof; (ii) Liens for mechanics, materialmen, laborers, employees, suppliers, lessors or others which are not yet delinquent or, in the case of liens for mechanics, materialman, laborers, employees or suppliers, are being contested in good faith by appropriate proceedings; (iii) Liens created in the ordinary course of business in connection with the leasing or financing of office, computer and related equipment and supplies; (iv) easements and similar encumbrances ordinarily created for fuller utilization and enjoyment of property; and (v) Liens or defects in title or leasehold rights that either individually or in the aggregate do not and cannot reasonably be expected to have a Material Adverse Effect. All of such owned or leased property with a book value in excess of $5,000 is listed or described on Schedule 3.11. Each lease of ICON for personal property is legal, valid and binding as between ICON and the other party or parties thereto.

                  (b) Except as set forth on Schedule 3.11 hereto, inventory reflected on the Interim Balance Sheet was determined and valued in accordance with GAAP consistently applied, stated, on an aggregate basis, at the lower of cost or market value and consists or will consist solely of merchandise usable or salable in the ordinary course of business. Proper recognition has been given in the Interim Balance Sheet.

                  (c) Except as set forth on Schedule 3.11 hereto or adequately reserved against on the Interim Balance Sheet, each account receivable reflected on the Estimated Balance Sheet constitutes a bona fide receivable resulting from a bona fide sale to a customer in the ordinary course of business, the amount of which was or will be actually due and has been or will be collected (net of an amount equal to the reserve and allowance for bad debts set forth on the Final Balance Sheet) in the ordinary course of business. The books and records of ICON state correctly the facts with respect to each account receivable of ICON and the balance due thereon. There are no defenses, claims of disabilities, counterclaims, offsets, refusals to pay or other rights of set-off against any such accounts receivable and there in no threatened, intended or proposed defense, claim of disability, counterclaim, offset, refusal to pay or other right of set-off with respect thereto. Except to the extent of appropriate reserves and allowances that ICON has established specifically for doubtful accounts (which reserves and allowances are set forth on Schedule

3.11), each account receivable reflected on the Interim Balance Sheet and each account receivable established after such Interim Balance Sheet will be paid in full by not later than the 120th day after the Closing Date. Any such reserves and allowances for bad debts reflected on the Interim Balance Sheet have been or will be established on the basis of historical experience in accordance with GAAP consistently applied.

                  (d) Schedule 3.11 attached hereto is a complete and correct list of (i) all real property or premises owned in whole or in part by ICON together with, in each case, a brief description of such property or premises, including the area and the current uses thereof, the record title holder thereof, the location thereof, the material improvements thereon and all indebtedness secured by a lien, mortgage or deed of trust thereon and (ii) all real property or premises leased in whole or in part by ICON, together with, in each case, a brief description of such property or premises, including the area and the current uses thereof and the name of the lessor thereof. Complete and correct copies of all such deeds, mortgages, deeds of trust, leases, guarantees of leases and other documents concerning such real property and the interests of ICON therein have been heretofore delivered to the GST Companies. ICON has legal and valid occupancy permits and other required licenses or government approvals for each of the properties and premises owned, leased, used or occupied by ICON (copies of which have been heretofore delivered to the GST Companies). Each lease of ICON for real property is legal, valid and binding as between ICON and the other party or parties thereto and ICON is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein.

                  Section 3.12 TRADEMARKS, PATENTS AND COPYRIGHTS.

                  (a) For purposes of this Agreement, the term "ICON Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, each patent, patent rights, license, patent application, trade name, trademark, trade name and trademark registration, copyright, copyright registration, copyright application, service mark, brand mark and brand name, trade secrets relating to or arising from any proprietary process, formula, source or object code, owned, possessed or licensed by ICON. ICON owns or has the right to use, sell or license all ICON Rights and such ICON Rights are sufficient for the conduct of the Business as being conducted as of the date hereof. Schedule 3.12 hereto lists each patent, patent right, patent application, tradename registration, trademark registration, copyright registration, copyright application, service mark, source and object code owned, licensed or possessed by ICON.

                  (b) Except as set forth on Schedule 3.12, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any ICON Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any ICON Rights or impair the right of ICON to use, sell or license any ICON Rights or any portion thereof.

                  (c) Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by ICON or currently under development by ICON violates any license or agreement between ICON and any third party relating to such product or infringes any intellectual property right of any other party, and there is no pending or, to the best knowledge of ICON, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any ICON Right nor, to the best knowledge of ICON is there any basis for any such claim, nor has any Shareholder or any officer or director of ICON received any notice asserting that any ICON Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of ICON, is there any basis for any such assertion.

                  (d) No current or prior officers, employees or consultants of ICON have claimed an ownership interest in any ICON Rights as a result of having been involved in the development of such property while employed by or consulting to ICON or otherwise nor, to the best knowledge of ICON, is any such claim contemplated.

                  Section 3.13 LEGAL PROCEEDINGS, CLAIMS, INVESTIGATIONS, ETC. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of ICON, threatened, against (i) ICON or (ii) any director, officer or employee thereof or any Shareholder relating to the Business. ICON has not been informed of any violation of or default under, any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including without limitation, any immigration laws or regulations) of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to the Business. ICON is not currently subject to any judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other Governmental Authority.

                  Section 3.14 LICENSES, PERMITS, ETC. Schedule 3.14 lists all material franchises, licenses, permits, consents, authorizations, approvals and certificates of any Governmental Authority used in conducting the Business (collectively, the "Permits"). Each of the Permits is currently valid and in full force and effect and the Permits constitute all material franchises, licenses, permits, consents, authorizations, approvals and certificates of any Governmental Authority necessary to the conduct of the Business. ICON is not in violation of any of the Permits and there is no pending or, to the best knowledge of ICON, threatened proceeding that could reasonably be expected to result in the revocation or cancellation of, or inability of ICON to renew, any Permit.

                  Section 3.15 INSURANCE. Schedule 3.15 hereto sets forth a list and brief description of all existing insurance policies maintained by ICON pertaining to its business properties, personnel or assets. ICON is not in default with respect to any provision contained in any insurance policy and has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. Each such policy is in full force and effect. All payments with respect to such policies are current and ICON has not received any notice threatening a suspension, revocation, modification or cancellation of any such policy.

                  Section 3.16 MATERIAL CONTRACTS.

                  (a) Except as set forth on Schedule 3.16 hereto, ICON is not a party to and is not bound by any contract or has any commitment, whether written or oral, that has a term in excess of one year and will result in payments to or from ICON in excess of $10,000 or require material performance on the part of ICON, other than (i) contracts or commitments entered into in the ordinary course of business with vendors and customers and (ii) contracts or commitments cancelable upon not more than 30 days' notice. Each of the contracts and commitments set forth on Schedule 3.16 hereto is valid and existing, in full force and effect and enforceable in accordance with its terms (subject to equitable principles, bankruptcy, reorganization, insolvency and moratorium laws and limitations on creditors' rights generally) and there is no material default or claim of default against ICON or any notice of termination with respect thereto. ICON has complied in all material respects with all requirements of, and performed in all material respects all of its obligations under, such contracts and commitments. In addition, no other party to any such contract or commitment is, to the best of ICON's knowledge, in default under or in breach of any material term or provision thereof, and there exists no condition or event which, after notice or lapse of time or both, would constitute a material default by any party to any such contract or commitment. Copies of all the written documents and a synopsis of all oral contracts and commitments described in Schedule 3.16 hereto have heretofore been made available to the GST Companies and are true and complete and include all amendments and supplements thereto and modifications thereof to and including the date hereof.

                  (b) Except as set forth on Schedule 3.16 hereto, ICON is not a party to any oral or written (i) agreement with any consultant, executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, or (ii) except as set forth in this Agreement and reflected on Schedule 3.7 hereto, Employee Benefit Plan, including any stock option plan and the like, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement.

                  Section 3.17 BROKER. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of ICON or the Shareholders.

                  Section 3.18 COMPLIANCE WITH LAWS; ENVIRONMENTAL MATTERS.

                  (a) ICON is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to the Business and has no notice or knowledge of any violations thereof, whether actual, claimed or alleged.

                  (b) ICON is not the subject of, or, to the knowledge of ICON, being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any Federal, state or local environmental law, rule, regulation, or ordinance at any time in effect or (iii) any third party claim relating to environmental conditions on or off the properties of ICON. ICON has not been notified that it must obtain any permits and licenses or file documents for the operation of the Business under federal, state and local laws relating to pollution or protection of the environment. Neither ICON nor the Shareholders has been notified of any conditions on or off the properties of ICON that can reasonably be expected to give rise to any liabilities, known or unknown, under any Federal, state or local environmental law, rule, regulation or ordinance, or as the result of any claim of any third party relating to environmental conditions. For the purposes of this Section 3.18, an investigation shall include, but is not limited to, any written notice received by ICON and the Shareholders that relates to the onsite or offsite disposal, release, discharge or spill of any waste, waste water, pollutant or contaminants.

                  (c) There are no toxic wastes or other toxic or hazardous substances or materials, pollutants or contaminants that ICON (or, to the knowledge of ICON, any previous occupant of ICON's facilities) has used, stored or otherwise held in or on any of the facilities of ICON, which are present at or have migrated from the facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata. Such facilities have been maintained by ICON in compliance in all material respects with all environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, and regulations. ICON has not disposed of or arranged (by contract, agreement or otherwise) for the disposal of any material or substance that was generated or used by ICON at any off-site location that has been or is listed or proposed for inclusion on any list promulgated by any Governmental Authority for the purpose of identifying sites that pose a danger to health and safety. There have been no environmental studies, reports and analyses made or prepared in the last five years relating to the facilities of ICON. ICON has not installed any underground storage tanks in any of its facilities and, to the best of ICON's knowledge, none of such facilities contains any underground storage tanks.

                  Section 3.19 ILLEGAL PAYMENTS. Neither ICON nor any Shareholder has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States of America or any other country, that is in any manner related to the business or operations of ICON, which ICON or the Shareholder knows or has reason to believe to have been illegal under any federal, state or local laws or the laws of any other country having jurisdiction. ICON has not participated, directly or indirectly, in any boycotts affecting any of its actual or potential customers.

                  Section 3.20 BANKS; SAFE DEPOSIT BOXES. Schedule 3.20 lists the names and locations of all banks or other financial institutions at which ICON has an account and/or safe deposit box, the numbers of any such accounts and boxes and the names of all persons authorized to draw thereon or to have access thereto.

                  Section 3.21 COMPLETE DISCLOSURE. No representation or warranty made by ICON in this Agreement, and no exhibit, schedule, certificate or other document or instrument delivered by ICON at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF GST AND GST SUB

                  GST and GST Sub hereby jointly and severally represent and warrant to ICON as follows:

                  Section 4.1 CORPORATE ORGANIZATION; CERTIFICATE OF INCORPORATION AND BY-LAWS. Each of GST and GST Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of GST and GST Sub has provided ICON with true and complete copies of its certificate of incorporation and By-laws as in effect on the date hereof.

                  Section 4.2 AUTHORITY RELATIVE TO AND VALIDITY OF AGREEMENTS. Each of the GST Companies has full power and authority, corporate and otherwise, to execute and deliver this Agreement, the Escrow Agreement, the Restrictive Covenant Agreements and the Indemnification Agreement (collectively, the "Buyer Documents") and to assume and perform all of its obligations thereunder. The execution and delivery of the Buyer Documents and the performance by each of the GST Companies of their respective obligations hereunder and thereunder have been duly authorized by their respective Boards of Directors and no further action or authorization on the part of or with respect to the GST Companies including, without, limitation any action or authorization by their respective shareholders, is necessary to authorize the execution and delivery by them of, and the performance of their obligations under, the Buyer Documents. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the GST Companies to execute and deliver the Buyer Documents and to consummate the transactions contemplated thereunder and no action, waiver or consent by any Governmental Authority is necessary to make the Buyer Documents valid and binding upon the GST Companies in accordance with the respective terms. The Buyer Documents have been duly executed and delivered by the GST Companies and constitute their respective legal, valid and binding obligations, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

                  Section 4.3 REQUIRED FILING AND CONSENTS; NO CONFLICTS. Except as set forth on Schedule 4.3 hereto, neither of the GST Companies is required to submit any notice, report or other filing to or with any Governmental Authority in connection with the execution, delivery or performance of the Buyer Documents. The execution, delivery and performance of the Buyer Documents by the GST Companies and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or violate any law, regulation, judgment, order or decree binding upon the GST Companies, (b) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the GST or GST Sub or (c) conflict with or result in a breach of any condition or provision of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the GST Companies pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, loan agreement, mortgage, deed of trust, lease, contract, license, franchise or other agreement or instrument to which the GST Companies are parties or which is or purports to be binding upon the GST Companies or by which any of their respective properties are bound. The execution, delivery and performance of the Buyer Documents by the GST Companies and the consummation of the transactions contemplated thereby will not result in the loss of any license, franchise, legal privilege or permit possessed by the GST Companies or give a right of termination to any party to any agreement or other instrument to which the GST Companies are parties or by which any of their respective properties are bound.

                  Section 4.4 LEGAL PROCEEDINGS, CLAIMS, ETC. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or to the knowledge of the GST Companies, threatened, against either of the GST Companies, any director, officer or employee thereof either relating to this Agreement or the transactions contemplated hereunder or could reasonably be expected to have an adverse effect on GST or GST Sub's ability to perform their respective obligations hereunder. Neither of the GST Companies is currently subject to any judgment, order, injunction or decree of any court, arbitral authority, administrative agency or other Governmental Authority that would have an adverse effect on their ability to perform their respective obligations hereunder.

                  Section 4.5 BROKER. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based upon the arrangements made by or on behalf of the GST Companies.

                                    ARTICLE V

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF ICON

                  The obligations of ICON under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by ICON, of each of the following conditions:

                  Section 5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the GST Companies contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, with the same force and effect as if made on and as of the Closing Date, and ICON shall have received a certificate to that effect and as to the matters set forth in Section
5.2 hereof, dated the Closing Date, from the President or Chief Executive Officer of each of the GST Companies.

                  Section 5.2 PERFORMANCE OF COVENANTS. The GST Companies shall have performed or complied in all material respects with all agreements, conditions and covenants required by this

Agreement  to be  performed  or  complied  with by them on or before the Closing
Date.

                  Section 5.3 NO PROCEEDINGS. No preliminary or per- manent injunction or other order (including a temporary restraining order) of any federal, state or local court or other governmental agency or of any foreign jurisdiction that prohibits the consummation of the transactions that are the subject of this Agreement shall have been issued or entered and remain in effect.

                  Section 5.4 AGREEMENTS. The Escrow Agreement, the Restrictive Covenant Agreements and the Indemnification Agreement shall have been executed and delivered by the GST Companies and GST shall have caused the Cole Employment Agreement and the Crowe Employment Agreement to have been executed and delivered by GST Telecom Inc.

                  Section  5.5   CONSENTS   AND   APPROVALS.   All  filings  and
registrations with, and notifications to, all Governmental Authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Governmental Authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                  Section 5.6 OPINION OF COUNSEL TO THE GST COMPANIES. ICON shall have received an opinion of counsel to the GST Companies in the form of Exhibit G attached hereto.

                                   ARTICLE VI

            CONDITIONS PRECEDENT TO OBLIGATIONS OF THE GST COMPANIES

                  The obligations of the GST Companies under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by the GST Companies, of each of the following conditions:

                  Section 6.1 REPRESENTATION AND WARRANTIES TRUE. The representations and warranties of ICON contained in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, with the same force and effect as if made on and as of the Closing Date, and the GST Companies shall have received a certificate to that effect and as to the matters set forth in Sections 6.2 and
6.8 hereof, dated the Closing Date, from the President or Chief Executive Officer of ICON.

                  Section 6.2 PERFORMANCE OF COVENANTS. ICON shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

                  Section 6.3 NO PROCEEDINGS. No preliminary or per- manent injunction or other order (including a temporary restraining order) of any federal, state or local court or other governmental agency or of any foreign jurisdiction that prohibits the consummation of the transactions that are the subject of this Agreement or operation of its business shall have been issued or entered and remain in effect.

                  Section 6.4 AGREEMENTS. The Cole Employment Agreement, the Crowe Employment Agreement, the Restrictive Covenant Agreements, the Escrow Agreement and the Indemnification Agreement shall have been executed and delivered by ICON and the Shareholders party thereto.

                  Section  6.5   CONSENTS   AND   APPROVALS.   All  filings  and
registrations with, and notifications to, all Governmental Authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all Governmental Authorities and parties to material contracts, licenses, agreements or instruments required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                  Section 6.6 OPINION OF ICON'S COUNSEL. The GST Companies shall have received an opinion of counsel to ICON in the form of Exhibit H attached hereto.

                  Section 6.7 MATERIAL CHANGES. Since the date hereof, there shall not have been any Material Adverse Effect.

                  Section 6.8 ACHIEVEMENT OF MINIMUM EBITDA. There shall have been demonstrated to the reasonable satisfaction of the GST Companies that earnings before interest, taxes, depreciation and amortization of ICON for the fiscal year ended December 31, 1997 shall have been not less than $1,565,000.

                  Section  6.9  CUSTOMER  LIST.  The  GST  Companies   shall  be
satisfied in their sole discretion with the complete list of ICON customers provided to them prior to the Closing Date.

                  Section 6.10  CORPORATE  RECORDS.  ICON's minute books,  stock certificate books, corporate records, books of account, deeds, leases, indentures, contracts, agreements, evidence of indebtedness, securities, correspondence, bank accounts and records, documents pertaining to all assets, claims, rights and liabilities and other existing documents and records (unless otherwise requested by the GST Companies, delivery of the foregoing has not been effected by physical delivery at the Closing, but by surrendering to the GST Companies access to the premises containing the foregoing).

                  Section 6.11 APPROVAL BY SHAREHOLDERS. This Agreement shall have been approved and adopted by the requisite affirmative vote of the Shareholders in accordance with the WBCA.

                  Section 6.12 APPRAISAL RIGHTS. The holders of ICON Stock who shall have properly exercised, and who shall not have failed to take any steps theretofore necessary to perfect or who shall not have otherwise subsequently withdrawn or lost, their appraisal rights with respect to such shares, shall hold ICON Stock representing not more than 2% of the aggregate of outstanding shares of ICON Stock.

                  Section 6.13 RESIGNATIONS. The GST Companies shall have received the resignations, effective as of the Effective Time, of such directors and officers of ICON as it shall have identified to ICON.

                  Section 6.14 LETTERS OF TRANSMITTAL. Except as otherwise contemplated by Section 6.12 hereof, the Letters of Transmittal shall have been executed by each of the Shareholders and delivered to the Exchange Agent.

                  Section 6.15 REPAYMENT OF LOAN. Leslie N. Cole shall have executed and delivered an instruction to the Exchange Agent authorizing the same to pay to ICON (out of the portion of the Merger Consideration otherwise payable to Cole) the amount of $254,912.88, representing payment in full of all outstanding indebtedness evidenced by that certain Promissory Note dated March 19, 1997, made by Cole in favor of ICON.

                                   ARTICLE VII

                                 INDEMNIFICATION

                  Section  7.1  SURVIVAL  OF  REPRESENTATIONS,   WARRANTIES  AND
                                AGREEMENTS.

                  Subject to the limitations set forth in this Article VII and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party hereto, all representations, warranties, covenants and agreements of GST, GST Sub and ICON in this Agreement and the documents and instruments delivered pursuant to this Agreement (the "Additional Documents") shall survive the execution, delivery and performance of this Agreement.

                  Section 7.2 INDEMNIFICATION.

                  (a) Subject to the limitations set forth in this Article VII, ICON indemnifies and holds harmless the GST Companies and their Affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) (collectively, the "GST Parties") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any of GST Parties, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of the GST Parties as the Indemnified Party (as defined below)):

                       (i) Any inaccuracy in, omission from or breach of any of the representations, warranties or agreements made by ICON in this Agreement or any Additional Documents or the non-performance of any covenant or obligation to be performed by ICON under this Agreement or any Additional Documents;

                       (ii) Any claims of any former employee of ICON including, without limitation, in respect of or relating to severance, pension, welfare or medical benefits or injuries or disabilities sustained while an employee of ICON;

                       (iii) Any claims of any present employee of ICON that relate to or arise out of, in whole or in part, periods prior to the Closing Date; and

                       (iv) The claims of any broker, finder or investment banker engaged by ICON, the Shareholders or their respective Affiliates.

                  (b) Subject to the limitations set forth in this Article VII, the GST Companies shall indemnify and hold harmless ICON from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by ICON directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of ICON as the Indemnified Party):

                       (i) Any inaccuracy in, omission from or breach of any of the representations, warranties or agreements made by GST or GST Sub in this Agreement or any Additional Documents or the non-performance of any covenant or obligation to be performed by either of GST or GST Sub under this Agreement or any Additional Documents; and

                       (ii) The claims of any broker, finder or investment banker engaged by the GST Companies or their respective Affiliates.

                  (c) For purposes of this Article VII, all Damages shall be computed net of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained; PROVIDED, HOWEVER, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                  Section  7.3   LIMITATIONS  ON   INDEMNIFICATION.   Rights  to
indemnification hereunder are subject to the following limitations:

                  (a) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 3.8 shall terminate on the third anniversary date hereof.

                  (b) The obligation of indemnity provided herein with respect to all other representations and warranties set forth in this Agreement shall terminate upon the earlier to occur of (i) April 30, 1999 and (ii) 30 days after the completion by GST of an audit that includes the financial statements of the Business for the twelve month period ended December 31, 1998.

                  (c) If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification including in detail the basis therefor (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party") or a suit or action based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

                  (d)    Anything   in   this    Agreement   to   the   contrary
notwithstanding, the obligation of indemnification under this Article VII by ICON shall be satisfied solely from the Escrow Amount.

                  (e) No party shall be entitled to indemnification hereunder with respect to any Indemnifiable Claim (or, if more than one Indemnifiable
Claim is asserted, with respect to all Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims on behalf of such party exceeds $240,000; and after the $240,000 threshold is reached, each indemnified person shall be entitled to be indemnified for the amount of all claims arising hereunder in excess of $240,000; PROVIDED, HOWEVER, that anything set forth in this Agreement to the contrary notwithstanding, the provisions of this Section 7.3(e) shall not be applicable to any Damages directly or indirectly related to any shares of ICON stock owned of record by Stanley R. Schill.

                  Section 7.4 DISPOSITION OF ESCROW AMOUNT. On the third anniversary date hereof, the parties to the Escrow Agreement shall instruct the Escrow Agent to pay over to Leslie N. Cole, as agent for the Shareholders (the "Shareholders' Agent"), the Escrow Amount then being held pursuant to the Escrow Agreement (which amount shall be inclusive of interest earned on the Escrow Account) less an amount equal to the amounts paid, if any, pursuant to the Indemnification Agreement (which amounts shall be paid directly to the party making any such payment), unless at such time there is pending against ICON one or more Indemnifiable Claims, in which case the Escrow Amount shall continue to be held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. If and to the extent that from time to time pursuant to the provisions of this Agreement, it is determined in accordance with this Article VII that the GST Companies are entitled to indemnification with respect to Indemnifiable Claims, the parties to the Escrow Agreement shall instruct the Escrow Agent to pay over to the GST Companies the Escrow Amount, or portion thereof, necessary to satisfy, to the extent possible, such Indemnifiable Claims.

                  Section 7.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS. The Indemnified Party will give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in Section 7.2 applies, which notice to be effective must describe said claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have the right to control the defense or settlement of any such action subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Should the Indemnifying Party fail to defend any such action (except for failure resulting from the Indemnified Party's failure to timely give the Indemnification Notice), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. The Indemnified Party will not compromise or settle any claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, if such approval is unreasonably withheld, the liability of the Indemnified Party will be limited to the total sum represented in the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the preceding sentence, accrued at the time said approval is unreasonably withheld. Notwithstanding the preceding sentence, the foregoing limitation on the liability of the Indemnified Party shall only be applicable if (i) a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim and (ii) the Indemnifying Party withholds its consent to such compromise or settlement.

                  Section 7.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD-PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give prompt written notice to the Indemnifying Party specifying the nature and amount of the claim asserted (the " Non- Third Party Claim Indemnification Notice"). If the Indemnifying Party, within 30 days (or such greater time as may be necessary for the Indemnifying Party to investigate such Indemnifiable Claim not to exceed 60 days), after receiving the Non-Third Party Claim Indemnification Notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party (the "Contest Notice"), such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving a Contest Notice to the Indemnified Party within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 30 days after such notice was first given to the Indemnifying Party, such parties may seek any remedy available to them at law or in equity.

                                  ARTICLE VIII

                                    COVENANTS

                  Section 8.1 COVENANTS OF ICON REGARDING CONDUCT OF BUSINESS OPERATIONS PENDING THE CLOSING. ICON covenants and agrees that between the date of this Agreement and the Closing Date, it will carry on its businesses in the ordinary course and consistent with past practice, and will use its best efforts to (i) preserve its business organizations intact, (ii) retain the services of their present employees, and (iii) preserve the goodwill of its suppliers and customers, and will not, except in the ordinary course of business, purchase, sell, lease or dispose of any property or assets or incur any liability or enter into any other extraordinary transaction. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, ICON will not do any of the following without the prior written consent of the GST Companies:

                  (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of ICON; (ii) amend or propose to amend the Articles of Incorporation or By-laws of ICON; (iii) split, combine or reclassify any of the outstanding shares of ICON, or except as provided in
Section 3.7 hereof, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect thereto; or (iv) redeem, purchase or otherwise acquire any shares of capital stock of ICON;

                  (b) (i) make any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and in a manner consistent with past practice, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any of its assets; (iii) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm, or corporation, or enter into any contract or agreement to do so, except in the ordinary course of business and consistent with past practice, other than for the renewal by ICON of its credit and term loan facility with Imperial Bank on terms no less favorable to ICON than the terms of its current credit facility; (iv) authorize any single capital expenditure or series of related capital expenditures each of which, individually or in the aggregate, is in excess of $10,000; PROVIDED, HOWEVER, that ICON may acquire a new switching frame and module for an amount not to exceed $300,000 without the prior written approval of the GST Companies; or (v) release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and consistent with past practice;

                  (c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to its policies in effect on the date hereof or as provided in Section 3.7 hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

                  (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any Employee Benefit Plan to any employee, independent contractor or consultant, enter into any new Employee Benefit Plan or any new consulting agreement grant or establish any awards under such Employee Benefit Plan or agreement, or adopt or otherwise amend any of the foregoing;

                  (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures, other than such actions deemed necessary to comply with GAAP (including without limitation its procedures with respect to the payment of accounts payable);

                  (f) enter into or terminate any material contract or agreement or make any material change in any material contract or agreement of ICON, other than (i) in the ordinary course of business and (ii) agreements, if any, relating to the transactions contemplated hereby; or

                  (g) waive any rights of material value or cancel any material debts or claims; or

                  (h) make any significant organizational or executive personnel changes, including but not limited to the entry into employment agreements, the material modification of existing employment agreements, or any general or executive officer compensation increases not in accordance with past practices; or

                  (i) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of their respective representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

                  Section 8.2 NO OTHER NEGOTIATIONS. Between the date hereof and the termination of this Agreement pursuant to the provisions of Article IX hereof (the "Termination Date"), ICON will not (i) enter into any agreement with a third party with respect to the acquisition, directly or indirectly, of shares or other securities of ICON or a material part of its assets, (ii) enter into negotiations with a third party regarding such an agreement, or (iii) provide a third party with general access to the books, records or employees of ICON for the purpose of enabling such third party to conduct a purchase investigation of its legal, financial or business condition.

                  Section 8.3 REGULATORY APPROVALS. ICON shall cooperate with the GST Companies and proceed diligently and use its best effort to take or cause to be taken all actions, to sign such applications and to do or cause to be done all such other things reasonably requested by the GST Companies in connection with obtaining the approvals of the Governmental Authorities referred to in Schedule 3.5 hereto.

                  Section 8.4 EMPLOYMENT MATTERS. ICON shall be permitted to pay to employees of ICON who are employed on the Closing Date and who continue to be employed subsequent thereto, and who subsequently leave such employment, the following severance benefits:

                  (i) if such severance occurs within six months after the Closing Date, such employee shall receive up to three weeks base salary to be finally determined by Cole (or if Cole is no longer employed by ICON) by the then chief executive officer of ICON),

                  (ii) if such severance occurs subsequent to six months after the Closing Date, severance in accordance with the policy of GST applicable for employees of GST as if such employee had been employed by GST prior to the Closing Date

In addition, the chief executive officer of GST and the chief executive officer of ICON shall have joint discretion over employment related issues during the six month period following the Closing Date, as such issues relate to termination and transfer.

                  Section  8.5   ADDITIONAL   COVENANTS  OF  ICON  AND  THE  GST
COMPANIES. Each of ICON and the GST Companies covenants and agrees:

                  (a) BEST EFFORTS. To proceed diligently and use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement, including the execution and delivery of the Escrow Agreement, the Restrictive Covenant Agreements, the Indemnification Agreement, the Cole Employment Agreement and the Crowe Employment Agreement.

                  (b) COMPLIANCE. To comply in all material respects with all applicable rules and regulations of any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby; to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

                  (c) NOTICE. To give prompt notice to the other party or parties of (i) the occurrence, or failure to occur, of any event

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
whose occurrence or failure to occur, would be likely to cause any representation or warranty contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date and
(ii) any material failure on its part, or on the part of any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (d) ACCESS. To cause its affiliates, officers, directors, employees, auditors and agents to afford the officers, employees and agents of the other party hereto complete access at all reasonable times and upon reasonable notice to its properties, offices and other facilities and to all books and records, and shall furnish such other party with all financial, operating and other data and information as the other party through its officers, employees or agents, may reasonably request, provided that the party providing such access and furnishing such data and information to the other party incurs no cost in doing so.

                  (e) CONFIDENTIALITY. To hold in strict confidence all data and information obtained from the other party hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party (unless such information is or becomes publicly available without the fault of any representative of such party, or public disclosure of such information is required by law in the opinion of counsel to such party) and shall insure that such representatives do not disclose information to others without the prior written consent of the other party hereto, and in the event of the termination of this Agreement, to cause its representatives to return promptly every document furnished by the other party hereto or any subsidiary, division, associate, representative, agent or affiliate of any such party in connection with the transactions contemplated hereby and any copies thereof which may have been made, other than documents which are publicly available.

                  (f) ANNOUNCEMENTS. That all public announcements, statements and press releases concerning the transactions contemplated by this Agreement shall be mutually agreed to by ICON and the GST Companies before the issuance or the making thereof and, subject to the advice of counsel, no party shall issue any such press releases or make any such public statement prior to such mutual agreement, except as may be required by law. Copies of any such announcement, report, statements or press release, including any announcement or disclosure required by law or by any Governmental Authority, shall be delivered to each of the parties hereto prior to release.

                                   ARTICLE IX

                                   TERMINATION

                  Section 9.1 TERMINATION BY ANY PARTY HERETO. This Agreement may be terminated and cancelled at any time prior to the Closing by the GST Companies on the one hand, or ICON on the other hand, upon written notice to the proper party or parties if: (i) any of the representations or warranties of the party or parties receiving such notice contained herein shall prove to be inaccurate or untrue in any material respect and such representation or warranty shall continue to be inaccurate or untrue in any material respect for a period of five days after written notice thereof to the party making such representation or warranty; (ii) any obligation, term or condition to be performed or observed by the party or parties receiving such notice hereunder has not been performed or observed in any material respect at or prior to the time specified in this Agreement and such non-performance or non- observance shall continue for a period of five days after written notice thereof to the party failing to perform or observe such obligation, term or condition; or (iii) the Closing has not taken place on or before April 15, 1998; PROVIDED, HOWEVER, that the termination of this Agreement pursuant to this Section 9.1 shall have no effect on whatever rights and remedies the parties hereto may have against one another by reason of such termination.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses regardless of the termination of this Agreement or the failure to consummate the transactions contemplated hereby.

                  Section 10.2 NOTICES. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (which personal delivery shall include delivery by responsible overnight courier), or five days after being sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a) IF TO THE GST COMPANIES TO:

                           GST Telecommunications, Inc.
                           4001 Main Street
                           Vancouver, Washington 98663
                           Attention: Chief Executive Officer

                           WITH A COPY TO:

                           Olshan Grundman Frome & Rosenzweig LLP
                           505 Park Avenue
                           New York, New York 10022
                           Attention:  Stephen Irwin, Esq.

                  (b) IF TO ICON TO:

                           ICON Communications Corp.
                           c/o Leslie N. Cole
                           2001 Sixth Avenue, Suite 500
                           Seattle, Washington 98121

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 8.2.

                  Section 10.3 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings among the parties hereto including the letter of intent dated February 24, 1998 relating to the sale of the capital stock of ICON.

                  Section 10.4 BINDING EFFECT, BENEFITS, ASSIGNMENTS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other parties hereto.

                  Section 10.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

                  Section 10.6 CONSENT TO JURISDICTION. Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any Washington state court or Federal court sitting in the City of Seattle, Washington over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Washington state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

                  Section 10.7 HEADINGS. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

                  Section 10.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 10.9 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

                  Section 10.10 NO THIRD PARTY BENEFICIARIES. Subject to Section
8.5 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

                  Section 10.11 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

                  Section 10.12 ACCESS TO RECORDS. Subsequent to the Closing and subject to that certain Confidentiality Agreement dated October 27, 1997 by and between ICON and GST, GST shall afford the Shareholders reasonable access to ICON's books and records as may be required by the Shareholders in connection with any liabilities asserted by others against the Shareholders as officers, directors or shareholders of ICON or in connection with the performance of ICON's obligations under this Agreement.

                  Section 10.13 KNOWLEDGE. For purposes of this Agreement, (a) the phrase "to the best knowledge of ICON" or words of similar effect shall mean the actual knowledge of Leslie N. Cole and Donald Crowe and (b) the phrase "to the best knowledge of the GST Companies" or words of similar effect shall mean the actual knowledge of the Chief Executive Officer and Chief Financial Officer of GST.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year hereinabove first set forth.

                           GST TELECOMMUNICATIONS, INC.


                           By:/s/ John Warta
                              --------------------------
                              Name:  John Warta
                              Title: Chairman of the Board
                                     and Chief Executive Officer


                           GST MERGER SUB, INC.


                           By:/s/ Stephen Irwin
                              --------------------------
                              Name:  Stephen Irwin
                              Title: Vice President


                           ICON COMMUNICATIONS CORP.




                           By:/s/ Leslie N. Cole
                              --------------------------
                              Name:  Leslie N. Cole
                              Title: President and Chief
                                     Executive Officer

                                      -36-